Exhibit 99.1

CONTACTS:
Shmuel Arvatz                               Howard Kalt
Chief Financial Officer                     Kalt Rosen & Co.
++972-3-7659467                             (415) 397-2686
Shmuel.Arvatz@clicksoftware.com             Kalt@KRC-IR.com


     CLICKSOFTWARE PROVIDES UPDATES ON RECENT NEWS AND EVENTS AND HIGHLIGHTS
                            OF SECOND QUARTER RESULTS

BURLINGTON, MA, JULY 9, 2004 - ClickSoftware Technologies, Ltd., (NasdaqSC:
CKSW), the leading provider of workforce and service optimization solutions, today announced preliminary results for the second quarter of 2004, which ended June 30th. The Company expects revenues to be approximately $5.3 to $5.5 million, compared to $5.0 million in the first quarter of 2004. Based on preliminary estimates of operating costs, net profit for the second quarter of 2004 is expected to range from $200,000 to $300,000.

The Company estimates that its cash and cash-equivalents, including short and long-term investments, amounted to approximately $12.7 million at the end of the second quarter, similar to the balance at the end of the first quarter of 2004.

"We believe the second quarter of 2004 should prove to be a very significant quarter in ClickSoftware's history," said Dr. Moshe BenBassat; Chairman and CEO. "We have formalized a strategic alliance with IBM, including entering our recently announced teaming agreement with IBM. As part of the teaming agreement, IBM and ClickSoftware will jointly invest in sales and marketing activities through a Project Office within IBM that will employ people dedicated to generating business under this joint initiative. In Europe, we signed a major contract for our full Service Optimization suite, winning a world leader as a new client, while replacing a competitor's system in the process. In Australia, we made another significant move into the region's utilities industry, by adding ETSA Utilities (South Australia's electricity distributor) to our prestigious client roster".

These preliminary results are based on ClickSoftware's initial analysis of operating results and are subject to change before the company reports final results for the quarter, including an updated earnings outlook for the remainder of 2004, during the last week of July.


ABOUT CLICKSOFTWARE
ClickSoftware is the leading provider of workforce and service optimization solutions that maximize workforce productivity and customer satisfaction while minimizing operations costs. ClickSoftware's ServiceOptimization Suite provides an integrated, intelligent solution for automatic, efficient, and effective decisions over the entire service decision-making chain. It includes reliable customer demand and workload forecasting, strategic and tactical capacity planning, daily service scheduling, troubleshooting and repair support, wireless workforce management, and business analytics, connecting all organizational levels and functions.

The company is headquartered in Burlington, MA and Israel, with offices in North America, Europe, and Asia Pacific. For more information about ClickSoftware, call (781) 272-5903 or (888) 438-3308 or visit http://www.clicksoftware.com

This press release contains express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, those regarding preliminary results of operations for the second quarter of 2004 and expectations regarding future closing of contracts and recognition of revenue. Such "forward-looking statements" involve known and unknown risks, uncertainties and other factors, which may cause actual results or performance to be materially different from those projected. ClickSoftware's achievement of these results may be affected by many factors, including among others, the following: the risks that ClickSoftware's financial results for the second quarter of 2004 may be different from preliminary results as additional financial information becomes available; that results for the second quarter of 2004 may vary depending on the final determination of revenue, cost of revenue, operating expenses and cash balances; that results for the second quarter of 2004 may differ from preliminary results based on the review of ClickSoftware's independent accountants and the audit committee; risks and uncertainties regarding the general economic outlook; the length of or change in the Company's sales cycle; the Company's ability to close sales to potential customers and recognize revenue in a timely manner; the Company's ability to maintain relationships with strategic partners; and the level of competition. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in ClickSoftware's annual report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. ClickSoftware does not undertake to update any forward-looking statements.